Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited (the “Company”) on Form F-3 (FILE NO. 333-235819) and Form S-8 (FILE NO. 333- 232591) of our report dated April 29, 2022 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which report is included in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2021.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

(Formerly Marcum Bernstein & Pinchuk LLP)

New York

January 17, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com